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Exhibit 12(d)(i)

SERIES B PREFERRED STOCK
PURCHASE AGREEMENT

by and among

WILLIAMS CONTROLS, INC.,
AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND III, L.P.,
AND THE OTHER PURCHASERS NAMED HEREIN

May 31, 2002

Exhibits:

Exhibit A	—	Form of Joinder
Exhibit B	—	Form of Certificate of Designation of the Preferred Stock
Exhibit C	—	Form of Certificate of Designation of the Series A-1 Preferred Stock
Exhibit D	—	Form of Management Services Agreement
Schedules:
Schedule 1	—	Purchasers

        THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of May 31, 2002, by and among Williams Controls, Inc., a Delaware corporation (the "Company"), American Industrial Partners Capital Fund III, L.P., a Delaware limited partnership (the "Purchasers Representative"), and each other person who agrees to be bound by the provisions hereof as a "Purchaser" by executing a joinder agreement (a "Joinder"), substantially in the form attached hereto as Exhibit A (together with the Purchasers Representative, each, a "Purchaser", and collectively, the "Purchasers"). Capitalized terms used herein are defined in Article II hereof.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING; PURCHASERS REPRESENTATIVE

        Section 1.1    Purchase and Sale of the Shares.    At the Closing, subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchasers, and the Purchasers shall severally but not jointly purchase from the Company, free and clear of all Liens (other than transfer restrictions imposed by federal or state securities laws), an aggregate of not more than 150,000, but not less than 125,000, shares (the "Shares") of the Company's newly issued Series B Preferred Stock, 15% Redeemable Convertible Series, par value $.01 per share (the "Preferred Stock"), for a purchase price of $100 per share. The exact aggregate number of Shares, and the number of Shares each Purchaser shall purchase, shall be determined in accordance with Section 1.4 hereof.

        Section 1.2    The Closing.    Subject to the satisfaction or waiver of the closing conditions set forth in Article VII, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Kirkland & Ellis, 655 Fifteenth Street, N.W., Washington, D.C. 20005 at a time and on a date (not later than July 31, 2002) agreed upon by the Company and the Purchasers Representative, contemporaneously with the execution and delivery of the Transaction Documents. At the Closing, the Company shall issue and deliver to each Purchaser a stock certificate duly executed and registered in the name of such Purchaser evidencing ownership of the number of Shares to be purchased by such Purchaser as set forth opposite such Purchaser's name on Schedule 1 hereto, as such Schedule 1 is amended from time to time before the Closing in accordance with Section 1.4.

        Section 1.3    Purchasers Representative.    By the execution and delivery of this Agreement, each of the Purchasers hereby irrevocably constitutes and appoints the Purchasers Representative as the true and lawful agent and attorney-in-fact of the Purchasers with full power of substitution to act in the name, place and stead of the Purchasers in accordance with the terms and provisions set forth in this Agreement (and only in this Agreement). Such powers include, without limitation, the following:

            (i)  to act on behalf of the Purchasers in any litigation or arbitration involving this Agreement, any Transaction Document or any instrument or agreement executed in connection herewith or therewith (whether prior to, at or after the Closing);

          (ii)  to act for the Purchasers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claims on behalf of the Purchasers;

          (iii)  to execute and deliver all ancillary agreements, certificates and documents, and any amendments or modifications thereto, that the Purchasers Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; and

          (iv)  to amend or modify this Agreement and to do or refrain from doing any further act or deed on behalf of the Purchasers that the Purchasers Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Purchasers could do if personally present.

        (b)  The appointment of the Purchasers Representative shall be deemed coupled with an interest and shall be irrevocable, and the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Purchasers Representative in all matters referred to herein.

        (c)  The Purchasers Representative shall act for the Purchasers on all matters set forth in this Agreement in the manner that the Purchasers Representative believes to be in the bests interests of the Purchasers and consistent with the obligations under this Agreement, but the Purchasers Representative shall not be responsible to the Purchasers for any loss or damages that the Purchasers may suffer by the performance of the Purchasers Representative. Notwithstanding anything in this Section 1.4 to the contrary, the Purchasers Representative shall not take any actions related to its duties hereunder that would result in a benefit to the Purchasers Representative (in its capacity as a Purchaser) without providing the same benefit to the other Purchasers; provided, however, that the Purchasers Representative shall be entitled to any benefits specifically set forth in this Agreement (including, but not limited to, the Break-up Fee, if applicable, as provided in Section 9.3 hereof, expense reimbursement, as provided in Section 10.1 hereof, and the Closing Fee, as provided in Section 10.2 hereof) and an Affiliate of the Purchasers Representative shall enter the Management Services Agreement with the Company, as provided in Section 10.2 hereof. EACH PURCHASER HEREBY AGREES SEVERALLY AND JOINTLY TO INDEMNIFY THE PURCHASERS REPRESENTATIVE AND ITS OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS AND REPRESENTATIVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS FROM AND AGAINST ALL LIABILITIES, DEMANDS, CLAIMS, ACTIONS AND EXPENSES (INCLUDING WITHOUT LIMITATION ATTORNEYS' FEES AND EXPENSES) ASSERTED AGAINST OR INCURRED AS A RESULT OF, ARISING OUT OF, RELATING TO, IN THE NATURE OF, OR CAUSED BY ACTS OR OMISSIONS OF THE PURCHASERS REPRESENTATIVE OR ANY ITS OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS PURSUANT TO THIS AGREEMENT.

        (d)  The Purchasers Representative shall remain the Purchasers Representative hereunder until its resignation. Upon such resignation, the holders of a majority of the then outstanding Shares shall elect a successor Purchasers Representative, who shall remain the Purchasers Representative until his, her or its resignation.

        Section 1.4    Additional Purchasers.    As of the date hereof, Schedule 1 to this Agreement sets forth the number of Shares the Purchasers Representative, in its capacity as a Purchaser, desires to purchase in accordance with the terms and conditions hereof (including the satisfaction or waiver of Section 7.1). The Company may, from time to time between the date hereof and the Closing, offer to sell additional Shares to any Person (including the Purchasers Representative) in accordance with the terms of this Agreement (and only this Agreement, as the same be amended or modified from time to time); provided, that the Company shall not sell any such additional Shares without the prior written consent of the Purchasers Representative, which consent may be withheld in its sole discretion, except that the Purchasers Representative has consented to the sale of up to an aggregate of 25,000 Shares to Dolphin Offshore Partners, L.P. and any of its Affiliates (collectively, "Dolphin") and Eubel Brady & Suttman Asset Management, Inc. and any of its Affiliates (collectively, "Brady"), so long as Dolphin and Brady each purchase at least 5,000 Shares. As a condition to becoming a Purchaser hereunder, each additional Purchaser shall (a) execute a Joinder, by which such additional Purchaser (i) agrees to be bound by all of the terms and conditions of this Agreement, and (ii) shall be treated as having been a party to this Agreement as of the date hereof, (b) execute a Joinder to a shareholders agreement to be entered into by and among the Company, the Purchasers Representative and each other Purchaser (the "Stockholders Agreement") and (c) execute a Joinder to a registration rights agreement to be entered into by and among the Company, the Purchasers Representative and each other Purchaser (the "Registration Rights Agreement"). Schedule 1 to this Agreement shall automatically be modified to reflect such increase, and the Company shall be bound, subject to the satisfaction (or waiver) of the conditions set forth in Section 7.2, to sell (and such additional Purchasers shall be bound severally but not jointly, subject to the satisfaction (or waiver by the Purchasers Representative) of the conditions set forth in Section 7.1 to purchase) such additional Shares in accordance with terms hereof. If the Company desires to sell additional Shares to an existing Purchaser, such sale shall be subject to all provisions this Section 1.4 (including the requirement for the Purchasers Representative's consent), and the Purchaser who agrees, subject to the terms hereof, to purchase additional Shares shall be treated as an additional Purchaser with respect to such number of Shares (except such Purchaser need not execute a Joinder).

ARTICLE II
DEFINITIONS

        Section 2.1    Definitions.    For the purposes of this Agreement, the following terms have the meanings set forth below:

          "Active Subsidiaries" has the meaning set forth in Section 3.3 hereof.

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "Affiliated Group" means an "affiliated group" as defined in Section 1504 of the Code, or any similar group defined under local, state or foreign Tax law for which the Company or any of its Subsidiaries is or has been a member.

          "Agreement" has the meaning set forth in the preface hereof.

          "Another Transaction" has the meaning set forth in Section 5.5 hereof.

          "Board" means the Company's board of directors.

          "Brady" has the meaning set forth in Section 1.4 hereof.

          "Break-up Fee" has the meaning set forth in Section 9.3 hereof.

          "Bridge Notes" means the Company's 12% Secured Subordinated Debentures due March 1, 2002.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Certificate of Designation" means the Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Preferred Stock, attached hereto as Exhibit B.

          "Closing" has the meaning set forth in Section 1.2 hereof.

          "Closing Date" means the date on which the Closing occurs.

          "Closing Fee" has the meaning set forth in Section 10.2 hereof.

          "COBRA" has the meaning set forth in Section 3.13(a) hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

          "Common Stock" means, collectively, the Company's Common Stock, par value $.01 per share and any other class or series of stock of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

          "Company" has the meaning set forth in the preface hereof.

          "Company Reports" has the meaning set forth in Section 3.5(a) hereof.

          "Conversion Shares" means shares of Common Stock issued or issuable upon conversion of the Preferred Stock.

          "Convertible Notes" means the Company's 7.5% Convertible Subordinated Debentures due March 31, 2003.

          "Credit Agreement" means that certain Credit Agreement among the Company, Ajay Sports, Inc., Leisure Life, Inc., Palm Springs Golf, Inc., Ajay Leisure Products, Inc., Agrotec Williams, Inc., Aptek Williams, Inc., Geofocus, Inc., Hardee Williams, Inc., Kenco/Williams, Inc., NESC Williams, Inc., Premier Plastic Technologies, Inc., Waccamaw Wheel Williams, Inc., Williams Controls Industries, Inc., Williams Technologies, Inc., Williams World Trade, Inc., Williams Automotive, Inc., Techwood Williams, Inc., and Wells Fargo Bank, National Association, dated July 11, 1997, as the same has been and will be amended from time to time.

          "Disclosure Schedule" means the disclosure schedule delivered by the Company to Purchasers in accordance with Section 3.23 hereof containing certain information and data required to be disclosed by this Agreement. The Disclosure Schedule identifies the information and data disclosed with reference to the sections of this Agreement and shall be attached to and form a part of the Agreement.

          "Division Sale" has the meaning set forth in Section 5.5 hereof.

          "Dolphin" has the meaning set forth in Section 1.4 hereof.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation, each as amended and as now or hereafter in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

          "Exclusivity Period" has the meaning set forth in Section 5.5 hereof.

          "Final Disclosure Schedule" has the meaning set forth in Section 3.23(a) hereof.

          "Financial Statements" has the meaning set forth in Section 3.5(b) hereof.

          "GAAP" means United States generally accepted accounting principles.

          "Inactive Subsidiaries" has the meaning set forth in Section 3.3 hereof.

          "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, (viii) all obligations and liabilities under foreign-exchange or currency swap contracts or similar agreements designed to protect against fluctuations in currency values, (ix) all obligations and liabilities under or with respect to any interest rate swap, cap, collar, or similar agreement or arrangement designed to protect against fluctuations in interest rates, (x) all obligations under take or pay or, similar agreements or under commodities agreements, and (xi) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

          "Indemnified Party" has the meaning set forth in Section 8.5(a) hereof.

          "Indemnifying Party" has the meaning set forth in Section 8.5(a) hereof.

          "Intellectual Property" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

          "IRS" means the United States Internal Revenue Service.

          "Joinder" has the meaning set forth in the preface hereto.

          "Knowledge" shall mean, with respect to the Company, the knowledge or awareness assuming after reasonable inquiry of Thomas Ziegler, Dennis E. Bunday, Thomas Dunlap, Ronald J. Velat, Mark S. Koenen, or Robert Beasley.

          "Latest Balance Sheet" means the unaudited consolidated balance sheet as of March 31, 2002 for the Company and its Subsidiaries.

          "Lease" means any lease, sublease, license, concession or other agreement (written or oral) pursuant to which the Company or any Subsidiary thereof holds any leasehold or subleasehold estate and other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

          "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind or nature whatsoever.

          "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

          "Management Services Agreement" means the Management Services Agreement, dated as of the date hereof, by and between the Company and American Industrial Partners or one of its Affiliates, substantially in the form attached hereto as Exhibit D.

          "Material Adverse Effect" means any material adverse effect in the business, condition (financial or otherwise), operations, results of operations, employee relations, customer or supplier relations, assets or future prospects of the Company and its Subsidiaries, taken as a whole, including without limitation, the loss or impending loss of a key customer.

          "Most Recent Financial Statements" means the unaudited consolidated financial statements as of March 31, 2002 for the Company and its Subsidiaries.

          "Ordinary Course of Business" means the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally).

          "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

          "Permitted Liens" means (i) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default on the part of the Company, and liens for property Taxes being contested in good faith by the Company by appropriate proceedings and with respect to which adequate reserves have been established by the Company in accordance with GAAP and (ii) easements, covenants, conditions, restrictions and other similar matters on real property, leasehold estates or personalty that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Plans" has the meaning set forth in Section 3.13(a) hereof.

          "Preferred Stock" has the meaning set forth in Section 1.1 hereof.

          "Purchaser" and "Purchasers" has the meaning set forth in the preface hereto.

          "Purchasers Representative" has the meaning set forth in the preface hereto.

          "Registration Rights Agreement" has the meaning set forth in Section 1.4 hereof.

          "Representative" has the meaning set forth in Section 6.10(a) hereof.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

          "SEC" means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

          "Series A-1 Certificate of Designation" means the Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred Stock, in the form attached hereto as Exhibit C.

          "Series A Preferred Stock" has the meaning set forth in Section 3.2(a) hereof.

          "Series A-1 Preferred Stock" means the preferred stock designated by the Series A-1 Certificate of Designation.

          "Shares" has the meaning set forth in Section 1.1 hereof.

          "Stockholder Approval" has the meaning set forth in Section 6.3 hereof.

          "Stockholders Agreement" has the meaning set forth in Section 1.4 hereof.

          "Subsidiary" means, with respect to any Person, (i) any corporation, a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) any limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing member or managing general partner of such limited liability company, partnership, association or other business entity.

          "Tail" has the meaning set forth in Section 9.3 hereof.

          "Tax" or "Taxes" means (i) any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additional amounts in respect of the foregoing and (ii) any Liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of another Person.

          "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Third Party Claim" has the meaning set forth in Section 8.5(a) hereof.

          "Transaction Documents" means all documents and instruments to be executed or adopted by the Company, the Purchasers Representative and/or the Purchasers in connection herewith, including without limitation the Stockholders Agreement and the Registration Rights Agreement.

          "Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

          "Updated Disclosure Schedule" has the meaning set forth in Section 3.23(b) hereof.

          "WARN Act" has the meaning set forth in Section 3.12(b) hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As a material inducement to each Purchaser to enter into this Agreement and purchase the Shares hereunder, the Company hereby represents and warrants to each Purchaser as follows:

        Section 3.1    Organization, Corporate Power and Licenses.    The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

        Section 3.2    Capitalization.

          (a)  As of the date hereof, the authorized capital stock of the Company consists of: (i) 50,000,000 shares of Common Stock, of which 19,928,522 shares are outstanding, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 80,000 shares are designated as Series A Preferred Stock, 7 1/2% Redeemable Convertible Series (the "Series A Preferred Stock") (of which 78,200 shares are outstanding), and 2,000 shares are designated as 10% Mandatory Convertible Preferred Stock (of which no shares are outstanding). Schedule 3.2 of the disclosure schedule to this Agreement (the "Disclosure Schedule") lists the names of all of the holders of the Bridge Notes, Convertible Notes and Series A Preferred Stock as of the date hereof and the respective amounts of such securities held by each Person listed thereon. As of the Closing, and upon the acceptance for filing of the Certificate of Designation and the Series A-1 Certificate of Designation and the elimination of the 10% Mandatory Convertible Preferred Stock, the authorized capital stock of the Company shall consist of: (i) 50,000,000 shares of Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 80,000 shares are designated as Series A Preferred Stock, 80,000 shares are designated as Series A-1 Preferred Stock and 150,000 shares are designated as Preferred Stock. At the time of the Closing, all of the outstanding capital stock shall be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder). Except as set forth on Section 3.2 of the Disclosure Schedule, as of the Closing, neither the Company nor any of its Subsidiaries has granted or issued any options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company other than as contemplated in this Agreement and the Transaction Documents.

          (b)  Except as provided for herein, there are no statutory or, to the Company's Knowledge, contractual stockholders' preemptive rights or rights of refusal with respect to the issuance of the Shares. Except as provided in Section 3.2 of the Disclosure Schedule, to the Company's Knowledge, other than the Stockholders Agreement, there are and will be no agreements among the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

        Section 3.3    Subsidiaries.    Section 3.3 of the Disclosure Schedule correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation or formation and the Persons owning the outstanding securities of such Subsidiary. Section 3.3 of the Disclosure Schedule also identifies those Subsidiaries that actively conduct business (the "Active Subsidiaries") and those Subsidiaries that do not actively conduct business (the "Inactive Subsidiaries"). Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was incorporated or formed, possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted in the future, and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.3 of the Disclosure Schedule, all of the outstanding securities of a Subsidiary which are owned by the Company or another Subsidiary are owned free and clear of any Lien and are not subject to any option or right to purchase any such shares. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries own or hold the right to acquire any shares of stock or any other security or interest in any other Person.

        Section 3.4    Authorization; No Breach; Consents.    The Company has all requisite power and authority and has taken all required corporate and other action necessary (other than receipt of the consent of holders of two-thirds of the outstanding shares of Series A Preferred Stock as described in Section 7.1(e), which the Company shall use its reasonable best efforts to obtain prior to June 14, 2002) to authorize and to permit it to execute and deliver this Agreement and the Transaction Documents and to carry out the terms hereof and thereof and (other than receipt of the Stockholder Approval, which the Company shall seek to obtain in accordance with Section 6.3) to issue and deliver the Conversion Shares, and, assuming receipt of the consent of the holders of two-thirds of the outstanding shares of the Series A Preferred Stock, none of such actions will (i) violate or conflict with any provision of the Certificate of Incorporation of the Company, the By-Laws of the Company or of any applicable law, regulation, order, judgment or decree or rule of any stock exchange where the Common Stock is listed, or (ii) except as set forth on Section 3.4 of the Disclosure Schedule, result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any agreement, instrument or understanding to which the Company is a party or by which it is bound or by which it will become bound as a result of the transaction contemplated by this Agreement other than any such breach or default that would not reasonably be expected to have a Material Adverse Effect. This Agreement and the Transaction Documents each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and except as rights to indemnity thereunder may be limited by applicable federal securities laws.

          (b)  The Shares have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and federal securities laws and Liens created by the Purchasers). Subject to receipt of the Stockholder Approval, when issued, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and federal securities laws and Liens created by the Purchasers). Subject to receipt of the Stockholder Approval, the Conversion Shares have been duly reserved for issuance upon conversion of the Shares. Neither the issuance and delivery of the Shares nor the issuance and delivery of any Conversion Shares is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

          (c)  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock. Assuming the accuracy of the Purchasers' representations contained herein, neither the offer, sale and issuance of the Shares hereunder nor the issuance and delivery of any Conversion Shares requires registration under the Securities Act or any state securities laws.

        Section 3.5    SEC Reports; Financial Statements.

          (a)  Except as set forth on Schedule 3.5 of the Disclosure Schedule, the Company has filed all forms, reports and documents required to be filed by it with the SEC and has heretofore made available to the Purchasers (other than preliminary materials), in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and December 31, 2001, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, and (iii) all other forms, reports and other registration statements filed by the Company with the SEC after January 1, 2000 and before the Closing Date, including, without limitation, the Form 10-Q for the quarter ended March 31, 2002, when filed (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above, together with any amendments or supplements thereto filed before the Closing Date, being referred to herein, collectively, as the "Company Reports"). The Company Reports (x) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b)  Each of the financial statements (including, in each case, any notes thereto) contained in the Company Reports (the "Financial Statements") complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and each fairly presented in all material respects (subject to, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which are material) the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

        Section 3.6    Absence of Undisclosed Liabilities.    Except as set forth on Schedule 3.6 of the Disclosure Schedule, the Company and its Subsidiaries have no Liabilities except (i) obligations under executory contracts or commitments described in Section 3.17 of the Disclosure Schedule or under executory contracts and commitments not required to be described in Section 3.17 of the Disclosure Schedule (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the liabilities side of the Latest Balance Sheet and (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability resulting from, arising out of, or relating to any breach of contract, breach of warranty, tort, infringement or violation of law or environmental matter, including those arising under Environmental and Safety Requirements).

        Section 3.7    Absence of Certain Developments.    Except as set forth on Section 3.7 of the Disclosure Schedule or expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, (a) the Company has been operated in the Ordinary Course of Business consistent with past practice in all material respects and the Company and the Active Subsidiaries have taken reasonable efforts to preserve their businesses in tact, to keep available the services of their personnel and to preserve the goodwill of their suppliers, customers and others having business relations with the Company and the Active Subsidiaries, (b) the Company has not taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date without the consent of the Purchasers Representative, would constitute a breach of the Company's agreement set forth in

Section 5.3, and (c) there has not been any event or change which has caused or could reasonably be expected to have a Material Adverse Effect.

        Section 3.8    Properties.

          (a)  Section 3.8 of the Disclosure Schedule sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) except as set forth in Section 3.8 of the Disclosure Schedule, the Company or a Subsidiary thereof (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing, except for Permitted Liens, (ii) except as set forth in Section 3.8 of the Disclosure Schedule, Company or a Subsidiary thereof has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. There are no proceedings in eminent domain or other similar proceedings pending or, to the Knowledge of the Company, threatened, affecting any portion of the Owned Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Owned Real Property. The current use of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Owned Real Property that affects such Owned Real Property or the use or occupancy thereof, except a violation which would not result in material Liabilities to the Company or any of its Subsidiaries or otherwise reasonably be expected to have a Material Adverse Effect. No damage or destruction has occurred with respect to any of the Owned Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, material Liabilities to the Company or any of its Subsidiaries or otherwise reasonably be expected to have a Material Adverse Effect.

          (b)  Section 3.8 of the Disclosure Schedule sets forth the address of each leased real property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such leased real property (including the date and name of the parties to such Lease document). The Company has delivered to Purchasers a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.8 of the Disclosure Schedule, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company's or its Subsidiary's possession and quiet enjoyment of the real property under such Lease has not been disturbed, and to the Company's Knowledge, there are no disputes with respect to such Lease; (iii) neither the Company or Subsidiary thereof nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof.

        Section 3.9    Assets.    Except as set forth on Section 3.9 of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material properties and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens (other than Permitted Liens), except for sales of inventory in the Ordinary Course of Business since the date of the Latest Balance Sheet. Except as described on Section 3.9 of the Disclosure Schedule, the material properties and assets used by the Company and its Subsidiaries are in good operating condition in all material respects, reasonable wear and tear excepted, and are fit for use in the Ordinary Course of Business. The Company and its Subsidiaries validly own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted.

        Section 3.10    Tax Matters.    Except as set forth on Section 3.10 of the Disclosure Schedule:

          (a)  the Company, its Subsidiaries and each Affiliated Group have timely filed all material Tax Returns which are required to be filed, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in all material respects in compliance with applicable law;

          (b)  all Taxes due and payable by the Company, its Subsidiaries and each Affiliated Group, whether or not shown on a Tax Return, have been paid by the Company, its Subsidiaries and each Affiliated Group, respectively, and no Taxes are delinquent;

          (c)  the amount accrued as a current liability for taxes on the Latest Balance Sheet shall be sufficient to pay in full all Taxes for taxable periods (or portions thereof) of the Company, its Subsidiaries and each Affiliated Group ending on or before the date of the Latest Balance Sheet, whether or not such Taxes are due on or before such date and, since the date of the Latest Balance Sheet, the Company has not incurred any Liability for Taxes other than in the Ordinary Course of Business;

          (d)  there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company, any of its Subsidiaries or any Affiliated Group and neither the Company, any of its Subsidiaries, nor any Affiliated Group reasonably expect any taxing authority to claim or assess any additional Taxes in respect of the Company or any of its Subsidiaries for any period, except in each case which, if adversely determined, would not result in material Liabilities to the Company or any of its Subsidiaries or otherwise reasonably be expected to have a Material Adverse Effect;

          (e)  the Company and its Subsidiaries have not been members of an Affiliated Group, other than one in which the Company was the ultimate parent, and the Company and its Subsidiaries have no liability for Taxes of any Person other than under Treasury Regulations Section 1.1502-6 or any similar provision of local, state or foreign Tax law;

          (f)    the Company, its Subsidiaries and each Affiliated Group have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (g)  the Company and its Subsidiaries have not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; and no Affiliated Group has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority with respect to a taxable period during which the Company or any of its Subsidiaries was a member of the Affiliated Group;

          (h)  the Company and its Subsidiaries are not a party to or bound by any Tax allocation or Tax sharing agreement and have no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

          (i)    the Company, each Subsidiary and each Affiliated Group have not made any payments, and are not and will not become obligated (under any contract entered into on or before the Closing) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

        Section 3.11    Brokerage.    Except as set forth in Section 3.11 of the Disclosure Schedule and the fee payable to American Industrial Partners or one of its Affiliates as provided in Section 10.2, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries. The Company shall pay, and hold each Purchaser harmless against, any Liability, Loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

        Section 3.12    Employees.

          (a)  Except as set forth on Section 3.12 of the Disclosure Schedule, to the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company or any of its Subsidiaries has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company or such Subsidiary. Except as set forth in Section 3.12 of the Disclosure Schedule, no organizational effort is presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to any employees of the Company or any of its Subsidiaries and none of their employees are represented by any labor union. Except as set forth in Section 3.12 of the Disclosure Schedule and, in each case, where the failure to comply would not result in material Liabilities to the Company or any of its Subsidiaries or otherwise reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable laws and contracts respecting labor and employment, including but not limited to employment practices, terms and conditions of employment, wages and hours, immigration, tax and other payroll withholding, and layoffs, and are not engaged in any unfair labor practice. To the Knowledge of the Company, there is no reasonable basis for any unfair labor practice or other employment-related complaint or claim to be asserted against the Company or any of its Subsidiaries, and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as set forth on Section 3.12 of the Disclosure Schedule, the Company and its Subsidiaries have no labor contracts with any representative of any of the Company's or any of its Subsidiaries' employees.

          (b)  With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Except as set forth on Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has implemented any plant closing or mass layoff of employees that could implicate the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar applicable foreign, state or local law, regulation or ordinance (jointly, the "WARN Act").

        Section 3.13    ERISA and ERISA Affiliates.    Except as set forth on Section 3.13 of the Disclosure Schedule:

          (a)  the Company and its Subsidiaries do not maintain or contribute to or have any actual or potential liability with respect to any (a) deferred compensation or bonus or retirement plans or arrangements, (b) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (c) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated, or (d) any other material employee benefit plan, program, policy or arrangement. The plans, arrangements, programs and agreements set forth on Section 3.13 of the Disclosure Schedule are referred to collectively as the "Plans" and each a "Plan." Neither the Company nor any ERISA Affiliate has ever contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and neither the Company nor any ERISA Affiliate has ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, or to any other Person, other than health care continuation coverage provided in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA");

          (b)  the Plans (and related trusts and insurance contracts) comply in form and in operation with their terms, the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof, and the terms of any applicable collective bargaining agreements. All contributions, premiums or payments which are due on or before the Closing Date under each Plan have been paid. Each Plan which is intended to be qualified under Section 401(a) of the Code has received from the IRS a determination letter stating that such Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Plan; and each such Plan has been or will be timely amended for the requirements of the Tax legislation commonly known as "GUST" and submitted to the IRS for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST;

          (c)  all required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) with respect to the Plans have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company and the ERISA Affiliates have complied with the requirements of COBRA;

          (d)  with respect to each Plan, (a) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (b) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plan, and (c) no actions, investigations, suits or claims with respect to such Plan or assets thereof (other than routine claims for benefits) are pending or threatened, and the Company has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims;

          (e)  with respect to each of the Plans, the Company has furnished to each Purchaser true and complete copies of (a) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (b) the Form 5500 annual report (including all schedules and other attachments) for the most recent three years, (c) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (d) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements;

          (f)    the Company has not incurred and has no Knowledge of any basis upon which it could reasonably incur any Liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute; and

          (g)  the market value of assets under each Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a "multiemployer plan" (as defined in Section 3(37) of ERISA) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with the Pension Benefit Guaranty Corporation methods, factors, and assumptions applicable to such plan terminating on the date for determination.

        Section 3.14    Compliance with Laws.    Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and its Subsidiaries are, and at all times have been, in compliance with all applicable laws, regulations and ordinances of any governmental entity, and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such laws or regulations, and the Company and its Subsidiaries have not received notice of any such violations, except, in each case, where the failure to comply would not result in material Liabilities to the Company or any of its Subsidiaries or otherwise reasonably be expected to have a Material Adverse Effect.

        Section 3.15    Environmental, Health, and Safety Matters.    Except as set forth in Section 3.15 of the Disclosure Schedule:

          (a)  the Company, its Subsidiaries and their respective Affiliates have complied and are in compliance with all Environmental and Safety Requirements (including without limitation all permits and licenses required thereunder).

          (b)  the Company, its Subsidiaries and their respective Affiliates have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental and Safety Requirements;

          (c)  none of the following exists at any property or facility owned or operated by the Company or any of its Subsidiaries or any of their respective Affiliates: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas;

          (d)  neither the Company, any of its Subsidiaries, nor any of their predecessors (either as an entity or as the owner or lessee of any real property) or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including without limitation any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements;

          (e)  neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements;

          (f)    the Company, its Subsidiaries and their Affiliates have not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Liability, including without limitation any Liability for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements; and

          (g)  no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, any of its Subsidiaries or any of their predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective Liabilities pursuant to Environmental and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental and Safety Requirements, including without limitation any Liability relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

        Section 3.16    Affiliated Transactions.    Since January 1, 2000, except for those agreements or transactions listed on Section 3.16 of the Disclosure Schedule or contemplated by this Agreement, neither the Company nor any of its Subsidiaries has (a) paid (other than payments made in the ordinary course to employees), loaned or advanced any amount to, (b) sold, transferred or leased any properties or assets to or (c) entered into or continued any agreement, arrangement or understanding (written or otherwise) with, any of its officers, directors, employees or Affiliates or any individual related by blood, marriage or adoption to any such Person or entity in which any such Person owns a beneficial interest.

        Section 3.17    Contracts and Commitments.    Section 3.17 of the Disclosure Schedule lists the following agreements to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound:

          (a)  any indenture, mortgage, note, bond or other evidence of Indebtedness, any loan, security, credit, factoring or similar agreement under which the Company or any of its Subsidiaries has borrowed or may borrow money or issued any note, bond, indenture or other evidence of Indebtedness for more than $50,000 individually or $100,000 in the aggregate or under which the Company or any of its Subsidiaries has imposed (or may impose) a Lien on any of its respective assets, tangible or intangible;

          (b)  any confidentiality, non-solicitation or non-competition agreement or any agreement which restricts, limits or prohibits the Company or any of its Subsidiaries from entering into any new, or expanding any existing, line of business or any agreement which contains geographic or other limitations, prohibitions or restrictions on the Company's or any of its Subsidiaries' ability to conduct business activities;

          (c)  any agreement under which the Company or any of its Subsidiaries could have Liabilities after the Closing with any current or former directors, officers, and employees in the nature of an employment agreement, a consulting agreement or a severance agreement;

          (d)  any collective bargaining agreement with any labor union;

          (e)  any agreement under which the Company or any of its Subsidiaries could have Liabilities in the future relating to the acquisition or disposition of material assets or properties by way of merger, consolidation, purchase, sale or otherwise, or granting to any Person a right at such Person's option to purchase or acquire any material asset or property, of the Company or any of its Subsidiaries or any interest therein (not including dispositions of inventory in the Ordinary Course of Business);

          (f)    any agreement for the construction, acquisition or modification of any land, building, structure, improvement, fixture or other fixed asset, or for the incurrence of any other capital expenditure involving amounts in excess of $100,000 in the aggregate;

          (g)  any agreement with the Company or any of its Subsidiaries, on the one hand, and any officer, director, employee or Affiliate of the Company or any of its Subsidiaries, on the other hand;

          (h)  any settlement, conciliation or similar agreement; and

          (i)    any agreement not otherwise required to be disclosed pursuant to this Section 3.17 the consequences of a default or termination thereunder would result in material Liabilities to the Company or any of its Subsidiaries or otherwise reasonably be expected to have a Material Adverse Effect.

The Company has made available to the Purchasers Representative a correct and complete copy of each written agreement listed in Section 3.17 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement listed in Section 3.17 of the Disclosure Schedule. Except as set forth in Section 3.17 of the Disclosure Schedule, all such agreements are valid, binding and enforceable obligations of the Company or its Subsidiaries, as applicable, in accordance with their terms, and except as specifically contemplated by this Agreement, will remain in full force and effect as to all parties thereof following the Closing. Neither the Company nor any of its Subsidiaries is in default in the observance or the performance of any material term or obligation to be performed by it under any such agreement, and to the Knowledge of the Company, no other Person is in default in the observance or the performance of any material term or obligation to be performed by such Person under any such agreement.

        Section 3.18    Intellectual Property.

          (a)  Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property owned by the Company or any of its Subsidiaries, (b) pending patent applications and applications for registrations of other Intellectual Property filed by the Company or any of its Subsidiaries, (c) material unregistered trade names and corporate names owned or used by the Company or any of its Subsidiaries (with any such trade names and corporate names used pursuant to a license being specifically designated as "licensed") and (d) material unregistered trademarks, service marks, copyrights, and computer software owned or used by the Company or any of its Subsidiaries (with any such trademarks, service marks, copyrights, and computer software used pursuant to a license being specifically designated as "licensed"). Section 3.18 of the Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property and all material licenses and other rights granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property, in each case identifying the subject Intellectual Property. All of the material licenses set forth in Section 3.18 of the Disclosure Schedule are valid and binding obligations of the Company or any of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company or any of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity.

          (b)  Except as set forth in Section 3.18 of the Disclosure Schedule, the Company or a Subsidiary owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted (any such Intellectual Property that is used pursuant to a valid license and set forth in Section 3.18 of the Disclosure Schedule being specifically designated as "licensed"). The Company and its Subsidiaries have not infringed, misappropriated or otherwise conflicted with, and the operation of the Company's and its Subsidiaries' businesses as currently conducted or as currently proposed to be conducted will not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party. The Company and its Subsidiaries have no Knowledge of any facts which indicate a likelihood of any of the foregoing, and the Company and its Subsidiaries have not received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party).

          (c)  To the Company's Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any Intellectual Property owned by the Company or its Subsidiaries, and the Company and its Subsidiaries are not aware of any facts that indicate a likelihood of any of the foregoing.

          (d)  No loss or expiration of any of the Company's Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms

  (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees).

        Section 3.19    Litigation.    Except as set forth in Section 3.19 of the Disclosure Schedule, there are no actions, suits, complaints, charges, proceedings, orders, investigations or claims (i) pending other than those filed but not yet served on the Company or any of its Subsidiaries or, (ii) to the Company's Knowledge, threatened against the Company, any of its Subsidiaries or any of their assets or properties which, if adversely determined, could result in material Liabilities to the Company or any of its Subsidiaries or otherwise reasonably be expected to have a Material Adverse Effect.

        Section 3.20    Other Investors.    Set forth on Section 3.20 of the Disclosure Schedule is a list of all stockholders of the Company who as of the date hereof own, and to the Company's Knowledge based upon SEC filings of stockholders, after giving effect to the terms hereof and assuming all Shares are purchased by Purchasers, will own, more than 5% of the fully diluted common equity of the Company. Section 3.20 of the Disclosure Schedule also sets forth such percentage ownership.

        Section 3.21    Guaranties.    Except as set forth on Section 3.21 of the Disclosure Schedule, the Company has not guaranteed any obligations of any of its Subsidiaries and none of its Subsidiaries have guaranteed any obligations of any other Subsidiaries.

        Section 3.22    Disclosure.    Neither this Agreement nor the Disclosure Schedule nor any Transaction Document contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

        Section 3.23    Delivery of Disclosure Schedule.

          (a)  Not later than June 12, 2002, the Company shall deliver to the Purchasers Representative a final Disclosure Schedule (the "Final Disclosure Schedule"), with appropriate attachments and exhibits, which would incorporate events and facts both as of the date hereof and as of the date of the delivery of the Final Disclosure Schedule. In consideration of the Purchasers entering into this Agreement without the benefit of the Final Disclosure Schedule, the Company hereby agrees that the Purchasers Representative (on behalf of the Purchasers) may accept or reject the Final Disclosure Schedule in its sole discretion, by delivering written notice of such decision to the Company not later than ten business days after receipt of such Final Disclosure Schedule; provided that if the Purchasers Representative does not deliver such notice within such ten business day period, then the Final Disclosure Schedule shall be deemed accepted. If the Purchasers Representative shall reject the Final Disclosure Schedule, then this Agreement shall be deemed terminated pursuant to Section 9.1, and the provisions set forth in Section 9.2 shall govern. If the Purchasers Representative shall accept or be deemed to accept the Final Disclosure Schedule, the Final Disclosure Schedule shall become part of this Agreement and shall replace the Original Disclosure Schedule in its entirety.

          (b)  If changes occur in the Company's and its Subsidiaries' businesses in the Ordinary Course of Business between the date of the delivery of the Final Disclosure Schedule and the Closing Date, the Company may update the Final Disclosure Schedule to reflect such changes. The Company shall prepare and deliver to the Purchasers Representative the updated Disclosure Schedule (the "Updated Disclosure Schedule") not later than five business days prior to the Closing Date. The Purchasers Representative (on behalf of the Purchasers) may accept or reject the Updated Disclosure Schedule in its sole discretion, by delivering written notice of such decision to the Company not later than the day before the Closing Date; provided that if the Purchasers Representative does not deliver such notice by the day before the Closing Date, then the Updated Disclosure Schedule shall be deemed accepted. If the Purchasers Representative shall reject the Updated Disclosure Schedule, then this Agreement shall be deemed terminated pursuant to Section 9.1, and the provisions set forth in Section 9.2 shall govern.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

        As a material inducement to the Company to enter into this Agreement and sell the Shares, each Purchaser severally but not jointly hereby represents and warrants for itself only that:

        Section 4.1    Organization and Power of Purchaser.    Such Purchaser is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, as applicable, and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify would not reasonably be expected to have a material adverse effect.

        Section 4.2    Authorization; No Breach.    Such Purchaser has the authority to execute, deliver and perform this Agreement and the other documents and instruments to be executed by it pursuant hereto. This Agreement constitutes a valid and binding obligation of such Purchaser, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity. The execution and delivery by such Purchaser of this Agreement, the purchase of Shares hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by such Purchaser do not and shall not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of, any material agreement or instrument, or any order, judgment or decree to which such Purchaser is subject.

        Section 4.3    Brokerage.    Except as provided on Schedule 4.3 of the Disclosure Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement binding upon such Purchaser for which the Company or its Subsidiaries could become liable. Such Purchaser shall pay, and hold the Company harmless against, any Liability, Loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

        Section 4.4    Purchaser's Investment Representations.    Such Purchaser hereby represents that it is acquiring the Shares purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent such Purchaser and subsequent holders of Shares from transferring such securities in compliance with the applicable federal and state securities laws, subject to the provisions of the Stockholders Agreement. Such Purchaser is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. The Purchaser Representative is a resident of the State of California, and each other Purchaser is a resident of the state identified on the Joinder executed and delivered by him, her or it.

ARTICLE V
PRE-CLOSING COVENANTS

        The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        Section 5.1    General.    Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

        Section 5.2    Notices of Certain Events.    The Company shall promptly notify the Purchasers Representative in writing of:

          (a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)  any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;

          (c)  the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation and warranty of the Company contained in Article III of this Agreement to be untrue or inaccurate in any material respect (or, in the case of any such representation and warranty qualified by materiality or Material Adverse Effect, to be untrue or inaccurate in any respect) at any time from the date hereof to the Closing Date or that will result in the failure to satisfy any of the conditions specified in Article VII. Such notice (i) shall specify the representation or warranty so breached and (ii) will not be deemed to amend the Disclosure Schedule attached hereto unless so accepted as such by the Purchaser Representative in its sole discretion in writing prior to the Closing;

          (d)  any failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and

          (e)  any notice or other communication from any Person regarding the loss or impending loss of a key customer.

        Section 5.3    Operation of Business.    From the date hereof until the Closing, the Company shall, and the Company shall cause each of the Active Subsidiaries to, conduct their respective businesses in the Ordinary Course of Business and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to preserve the goodwill of the suppliers, customers and others having business relations with the Company or such Subsidiaries. Neither the Company nor its Subsidiaries shall (x) take or agree or commit to take any action that would make any representation and warranty set forth in Article III hereof (other than those expressed as being made as at a specific date) inaccurate in any respect at, or as of any time prior to, the Closing, or (y) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or described on Section 5.3 of the Disclosure Schedule or with the prior written consent of the Purchasers Representative, from the date hereof until the Closing, each of the Company and its Subsidiaries shall:

          (a)  not sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of its assets (including any Intellectual Property), or any interests therein, other than in the sale of inventory in the Ordinary Course of Business and consistent with past practice;

          (b)  not make any material change in its methods of management, marketing, accounting or operating (or practices relating to payments);

          (c)  report periodically to the Purchasers Representative concerning the status of its business, its assets and its operations and finances, including monthly consolidated and consolidating financial statements delivered on a timely basis;

          (d)  continue all of its existing policies of insurance (or comparable insurance) in full force and effect and at least at such levels as are in effect on the date hereof, up to and including the Closing Date (and not cancel any such insurance or take, or fail to take, any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing Date);

          (e)  not enter into any transaction or make or enter into any contract or commitment or amend or terminate any material contract or commitment which is not in the Ordinary Course of Business, consistent with past practice;

          (f)    not incur any obligation or Liability, whether absolute, fixed or contingent, except in the Ordinary Course of Business and consistent with past practice;

          (g)  not sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, or permit to lapse any of its Intellectual Property;

          (h)  not declare or pay any dividends in respect of its capital stock or redeem, purchase or otherwise acquire any of its capital stock;

          (i)    not terminate, discontinue, close or dispose of any plant, facility or business operation; provided, however, that the Company may sell the North Carolina facility currently owned by its Subsidiary, Agrotec Williams, Inc.;

          (j)    not implement any employee layoffs that could implicate the WARN Act;

          (k)  not form, or authorize, issue or sell capital stock or equity securities of, a Subsidiary;

          (l)    not hire or terminate, or make a material change to the compensation of, the Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer;

          (m)  not enter into transactions with any related party (other than those conducted as of the date hereof and those that are on terms no less favorable to the Company than it could obtain on an arm's length basis, as reasonably determined by Purchasers Representative);

          (n)  not adopt, or make any material deviations from, its annual budget;

          (o)  not issue any compensatory stock or options; and

          (p)  not enter into an agreement to do any of the foregoing.

        Notwithstanding the foregoing, the Company may execute and deliver a settlement agreement with Thomas Itin without the consent of the Purchasers Representative, but only to the extent such settlement agreement is on terms substantially similar to the terms set forth in the term sheet delivered to and agreed upon by the Purchasers Representative prior to the date of such settlement.

        Section 5.4    Full Access.    From the date hereof until the Closing, the Company shall permit the Purchasers Representative and its agents and representatives to have reasonable access to the management personnel, premises, books and records of the Company and its Subsidiaries upon reasonable notice during regular business hours. The Purchasers Representative will hold all information regarding the Company gained in connection with such access in strict confidence, and, if this Agreement is terminated in accordance with Section 9.1, the Purchasers Representative will return to the Company all documents and other materials, in whatever media, obtained from the Company, whether so obtained before or after the execution of this Agreement.

        Section 5.5    Exclusivity.    From and after the date hereof until the earlier of (a) the Closing Date, and (b) the termination of this Agreement pursuant to Article IX (the "Exclusivity Period"), the Company and any Affiliate, officer, director, agent, or representative of the Company shall not, directly or indirectly: (i) enter into any written or oral agreement or understanding with any Person (other than the Purchasers and other Persons acceptable to the Purchasers Representative) regarding Another Transaction (as defined below); (ii) initiate or continue any negotiations or discussions with any person or entity (other than the Purchasers and other Persons acceptable to the Purchasers Representative) regarding the possibility of Another Transaction; (iii) submit, solicit, initiate, encourage, participate in, or facilitate any proposal or offer regarding Another Transaction; or (iv) except as otherwise required by law, provide any non-public financial or other confidential or proprietary information regarding the transactions contemplated hereby to any Person (other than to the Purchasers and other Persons acceptable to the Purchasers Representative) whom the Company knows, or has reason to believe, would have any interest in participating in Another Transaction. As used herein, "Another Transaction" means any issuance, sale, exchange, merger, combination, consolidation, recapitalization, or similar transaction involving any of the capital stock, equity interests, long-term debt arrangements, assets or business of the Company (other than sales of inventory in the ordinary course of business). Another Transaction shall be deemed to include the sale of either the Company's Portland operations or the Company's Florida operations (a "Division Sale") even if one Person or group of related Persons does not purchase both operations. The Company shall notify the Purchasers Representative in writing immediately if after the date hereof any Person (other than the Purchasers and other Persons acceptable to the Purchasers Representative) makes any proposal, offer, inquiry or makes or has any contact in respect to Another Transaction or a Division Sale. The parties hereto acknowledge that the Purchasers would be irreparably injured by a breach of this Section 5.5 and agree that the Purchasers Representative on behalf of all or some of the Purchasers shall be entitled, in addition to any other rights or remedies the Purchasers may have under law or by agreement, to equitable relief, including injunctive relief, in the event of a breach of this Section 5.5.

ARTICLE VI
POST-CLOSING COVENANTS

        The parties agree as follows with respect to the period following the Closing.

        Section 6.1    General.    In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Article VIII).

        Section 6.2    Access.    The Company shall permit the Purchasers Representative, their respective agents and representatives to have reasonable access to the management personnel, premises, books and records of the Company and its Subsidiaries upon reasonable notice during regular business hours.

        Section 6.3    Stockholder Approval.    The Company will take all reasonable action necessary in accordance with applicable laws, statutes, rules, regulations, determinations of any arbitrator, court, other Governmental Agency and stock exchange, and its Certificate of Incorporation and By-Laws to convene a meeting of stockholders to be held on or before September 30, 2002 to obtain the approval and authorization by the Company's stockholders of an amendment of the Certificate of Incorporation in order to effect the increase in the number of authorized shares of Common Stock to 125,000,000 and such other matters as may be necessary or advisable to consummate the transactions contemplated by this Agreement (such approval by stockholders of such matters is herein referred to as, the "Stockholder Approval"). If the Company fails to obtain the Stockholder Approval at such meeting of stockholders, it shall use its reasonable best efforts to obtain the Stockholder Approval at each successive stockholders' meeting until the Stockholder Approval is obtained.

        Section 6.4    Reservation of Common Stock.    Upon receipt of the Stockholder Approval, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Shares, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Shares. All Conversion Shares shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, Liens and charges. The Company shall take all such actions as may be necessary to assure that all such Conversion Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Conversion Shares may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

        Section 6.5    Public Filings.    The Company shall use its reasonable best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its reasonable best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Shares (or Conversion Shares) may reasonably request, all to the extent required to enable such holders to sell Shares (and Conversion Shares) pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and upon the filing of each such report deliver a copy thereof to each holder of the Shares (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act).

        Section 6.6    Use of Proceeds.    The Company shall use the proceeds of the sale of the Preferred Stock to pay off and satisfy in full the Bridge Notes immediately after Closing, and the balance shall be used for working capital purposes.

        Section 6.7    Termination.    All rights of the Purchasers and all obligations of the Company to the Purchasers under Sections 6.3, 6.5 and 6.8 shall terminate upon all Shares being redeemed or converted to Conversion Shares pursuant to their terms by the Company.

        Section 6.8    Restriction on Payment of Dividends.    From the date of the Closing and at all times thereafter, the Company shall refrain from declaring or issuing any dividends on any series or class of capital stock of the Company without the prior written consent of the holders of a majority of the Shares.

        Section 6.9    Registration.    The Company shall use its best efforts to register under the Securities Act all Conversion Shares within 270 days after the Closing, and to have such registration declared effective by the SEC within one year after the Closing.

        Section 6.10    Indemnification.    The Company shall indemnify, to the full extent allowed by law, any Person who is a partner, shareholder, officer, director, agent or employee of any Purchaser (a "Representative") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he is or was a director, officer or employees of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust, or other enterprise, against Losses reasonably incurred by such Representative in connection with such action, suit or proceeding if he conducted himself in good faith and reasonably believed his actions to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Representative did not conduct himself in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.

          (b)  Expenses (including attorneys' fees) incurred by any Representative in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Section 6.10.

          (c)  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.10 shall continue as to a Person who has ceased to be a Representative or a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a Person. All Representatives are third party beneficiaries of this Section 6.10.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

        Section 7.1    Conditions to Purchasers' Obligations.    The obligations of the Purchasers under this Agreement are subject to the satisfaction or waiver by the Purchasers Representative (and only the Purchasers Representative) of the following conditions precedent on or before the Closing:

          (a)  the representations and warranties set forth in Article III shall be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing; provided, that representations and warranties which were made as of a specific date shall be true and correct in all material respects at and as of such date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of such date.

          (b)  the Company shall have performed and complied in all respects with all of its covenants or obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing;

          (c)  the Company and its Subsidiaries shall have procured all of the third party consents specified in Section 3.4 (other than the receipt of the Stockholder Approval, which the Company will seek to obtain in accordance with Section 6.3);

          (d)  each of the Certificate of Designation and the Series A-1 Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware, and shall be in full force and effect;

          (e)  holders of at least two-thirds of the issued and outstanding shares of Series A Preferred Stock shall have voted at a meeting in favor of the Certificate of Designation and the Series A-1 Certificate of Designation and the creation of the Preferred Stock and Series A-1 Preferred Stock, and the holders of at least 90% of the issued and outstanding Series A Preferred Stock shall have accepted the Company's offer to exchange their shares of Series A Preferred Stock for shares of Series A-1 Preferred Stock;

          (f)    if Purchasers Representative requests, the period, pursuant to which holders of Series A Preferred Stock who have accepted the Company's offer to exchange can withdraw their acceptance, shall have expired;

          (g)  a Certificate of Elimination of the 10% Mandatory Convertible Preferred Stock shall have been filed with the Secretary of State of the State of Delaware and shall have become effective;

          (h)  the size of the Board shall have been increased to seven members, and the newly created directorship shall be a Class III directorship with the term of office to expire at the 2004 annual meeting of the stockholders of the Company;

          (i)    the Board shall have created an executive committee (consisting of three members) with the maximum authority granted to it as is permitted by the General Corporation Law of the State of Delaware;

          (j)    individuals designated by the holders of a majority of the Shares to be purchased hereby shall have been duly nominated and elected to serve as members of the Board, and such individuals shall constitute a majority of the members of the Board (including Gene Goodson, who will become Chairman of the Board) and a majority of the members of the executive committee of the Board (including Gene Goodson, who will become Chairman of the executive committee);

          (k)  the Purchasers Representative shall be satisfied in its sole discretion with the composition of the executive committee of the Board and with the chairpersons of the compensation committee, the audit committee and any additional committee of the Board;

          (l)    no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Purchasers to own the Shares, or (iv) affect materially and adversely the right of any of the Company and its Subsidiaries to own their assets and to operate their businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (m)  the Company shall have paid the Closing Fee and any amounts due under the Management Services Agreement as of the Closing to American Industrial Partners or an Affiliate thereof, and shall have reimbursed the Purchasers Representative for its transaction expenses;

          (n)  the Company shall have entered into the Management Services Agreement;

          (o)  Persons other than the Purchasers Representative and its Affiliates shall have joined this Agreement as Purchasers and agreed to purchase at least 25,000 Shares pursuant to the terms and conditions hereof;

          (p)  there shall be an absence of (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, or (iii) the commencement or escalation of a war or material armed hostilities or other international or national calamity involving the United States and having an adverse effect on the functioning of the financial markets in the United States;

          (q)  the Company shall have procured director and officer insurance in amounts and subject to terms and conditions acceptable to the Purchasers Representative in its sole discretion;

          (r)  the absence of any event or change since March 31, 2002 which has caused or could reasonably be expected to have a Material Adverse Effect;

          (s)  all confirmatory due diligence regarding customer calls shall have been completed and the results of such diligence shall be satisfactory to the Purchasers Representative in its sole discretion;

          (t)    all confirmatory due diligence regarding environmental issues shall have been completed and the results of such diligence shall be satisfactory to the Purchasers Representative in its sole discretion;

          (u)  the Purchasers Representative shall be satisfied in its sole discretion with the arrangement agreed upon by Caterpillar Inc. and the Company with regards to the obligations of the Company associated with Caterpillar Inc.;

          (v)  if Purchasers Representative requests, each of Dennis E. Bunday, Thomas Dunlap, Ronald Velat and Gene Goodson shall have entered into employment agreements with the Company on terms reasonably satisfactory to the Purchasers Representative, and such agreements shall be in full force and effect as of the Closing;

          (w)  the Company shall have duly executed and delivered the Transaction Documents to which it is a party;

          (x)  the Purchasers Representative shall be satisfied in its sole discretion that post-Closing the Company shall have no further liabilities or obligations pursuant to the Bridge Notes;

          (y)  the Purchasers Representative shall have obtained an opinion of certified public accountants or such other similar evidence acceptable to the Purchasers Representative to the effect that the Company will have at least $11,000,000 of net operating loss available for use without restriction pursuant to Section 382 of the Code immediately after Closing; and

          (z)  the Company shall have delivered to the Purchasers Representative the following documents and items:

              (i)  a fully executed and delivered amendment to the Credit Agreement (or the termination of the current Credit Agreement and a copy of a new credit agreement), in form and substance satisfactory to the Purchasers Representative in its sole discretion, in effect on the Closing Date;

            (ii)  a fully executed and delivered amendment to the Convertible Notes, in form and substance satisfactory to the Purchasers Representative in its sole discretion, in effect on the Closing Date;

            (iii)  if Purchasers Representative requests, fully executed and delivered amendments to any warrants of the Company outstanding as of the date hereof, in form and substance satisfactory to the Purchasers Representative in its sole discretion, in effect on the Closing Date;

            (iv)  the written opinion of Davis Wright Tremaine, LLP, counsel to the Company, in form and substance satisfactory to the Purchasers Representative in its sole discretion, dated as of the Closing Date;

            (v)  certificates evidencing ownership of the Shares purchased by each Purchaser, in each case duly executed and delivered by the Company;

            (vi)  a certificate of a duly authorized officer of the Company dated as of the Closing Date certifying that (A) the closing conditions described in Section 7.1(a) through Section 7.1(j) have been satisfied, and (B) the resolutions of the Board attached thereto have been duly adopted (which resolutions shall have, among other things, (w) authorized all of the transactions contemplated by this Agreement and the Transactions Documents, and approved the Transaction Documents (including, without limitation, the Preferred Stock Certificate of Designation and Series A-1 Preferred Stock Certificate of Designation), (x) authorized the Certificate of Elimination of the 10% Mandatory Convertible Preferred Stock, (y) created an executive committee of the Board and designated the directors who would serve as the initial members of the executive committee and the chairman of the executive committee and (z) elected four individuals designated by the holders of a majority of the Shares to be purchased hereby to fill the three vacancies and one newly created directorship on the Board);

          (vii)  the Company's May 31, 2002 consolidated and consolidating financial statements;

          (viii)  the Company's month-to-date sales figures by division as of three days prior to the Closing;

            (ix)  an amended and restated bylaws of the Company in effect as of the Closing, in form and substance satisfactory to the Purchasers Representative in its sole discretion; and

            (x)  such other documents relating to the transactions contemplated hereby as the Purchasers Representative may reasonably request.

        Section 7.2    Conditions to the Company's Obligations.    The obligations of the Company under this Agreement are subject to the satisfaction or waiver by the Company of the following conditions precedent on or before the Closing:

          (a)  the representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing; provided, that representations and warranties which were made as of a specific date shall be true and correct in all material respects at and as of such date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of such date;

          (b)  the Purchasers shall have performed and complied in all respects with all of their covenants or obligations required by this Agreement to be performed or complied with by the Purchasers on or prior to the Closing;

          (c)  no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d)  the conditions described in Sections 7.1(z)(i), 7.1(z)(ii) and 7.1(z)(iii) shall have been satisfied;

          (e)  the forms, terms and conditions of the Stockholders Agreement and the Registration Rights Agreement shall be acceptable to the Company;

          (f)    the Purchasers Representative and the Purchasers shall have executed and delivered all Transaction Documents to which they are party; and

          (g)  holders of at least two-thirds of the issued and outstanding shares of Series A Preferred Stock shall have voted at a meeting in favor of the Certificate of Designation and the Series A-1 Certificate of Designation and the creation of the Preferred Stock and Series A-1 Preferred Stock.

ARTICLE VIII
REMEDIES FOR BREACHES OF THIS AGREEMENT

        Section 8.1    Survival of Representations and Warranties.    All of the representations and warranties of the Company contained in Article III shall survive the Closing hereunder (even if the Purchasers or the Purchasers Representative knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter; provided, however, that the representations and warranties contained in Sections 3.13 and 3.15 shall survive the Closing hereunder (even if the Purchasers or the Purchasers Representative knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of five years thereafter; and provided further that the representations and warranties contained in Sections 3.2, 3.10 and 3.20 shall survive the Closing hereunder (even if the Purchasers or the Purchaser Representative knew or had reason to know of any misrepresentations or breach of warranty at the time of Closing) and continue in full force and effect indefinitely. All of the representations and warranties of the Purchasers contained in Article IV shall survive the Closing hereunder and continue in full force and effect for a period of two years thereafter.

        Section 8.2    Indemnification Provisions for the Purchasers' Benefit.    In the event that:

          (a)  the Company breaches any of its representations or warranties contained in Sections 3.2, 3.4, 3.10, 3.11 or 3.20 or any of its covenants made in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement; or

          (b)  the Company breaches any of its representations or warranties other than those listed above in clause (a) made in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement;

and provided that the Purchasers Representative makes a written claim for indemnification against the Company within the survival period (as provided in Section 8.1), then the Company shall be obligated to indemnify the Purchasers from and against the entirety of any Losses the Purchasers may suffer (including any Losses the Purchasers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

        Section 8.3    Monetary Limitation.    The Purchasers shall have no claim under Section 8.2(a) of this Agreement against the Company for any Losses unless and until the aggregate amount of all such Losses incurred or sustained by the Purchasers under Section 8.2(a) exceeds $250,000, at which time the Purchasers shall be entitled to claim reimbursement for all Losses incurred or sustained by the Purchasers under Section 8.2(a) relating back to the first dollar of such Losses. The Company's aggregate liability for indemnification pursuant to Sections 8.2(a) and 8.2(b) of this Agreement shall in no event exceed an amount equal to (a) the amount paid by the Purchasers on the Closing Date in exchange for Shares, plus (b) accrued but unpaid dividends on such Shares as of the date the Company makes its first payment in connection with its indemnification duties hereunder in connection with the applicable breach.

        Section 8.4    Indemnification Provisions for the Company's Benefit.    In the event a Purchaser breaches any of its representations, warranties, and covenants contained herein and provided that the Company makes a written claim for indemnification against such Purchaser within the survival period (as provided in Section 8.1), then such Purchaser (and only such Purchaser) agrees to indemnify the Company from and against the entirety of any Losses suffered resulting from, arising out of, relating to, in the nature of, or caused by the breach.

        Section 8.5    Matters Involving Third Parties.

          (a)  If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b)  Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

          (c)  So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (d)  In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Section 8.4(b), however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he, she or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (ii) the Indemnifying Parties will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

ARTICLE IX
TERMINATION

        Section 9.1    Termination.    This Agreement may be terminated prior to the Closing as follows:

          (a)  by mutual written agreement of the Purchasers Representative and the Company;

          (b)  by either the Purchasers Representative or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach or misrepresentation of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 10 days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would reasonably be expected to have a Material Adverse Effect, in the case of breaches by the Company, or a material adverse effect on the Purchasers' ability to consummate the transactions contemplated hereby, in the case of breaches by the Purchasers;

          (c)  by the Purchasers Representative if it shall have determined that one or more conditions set forth in Section 7.1 cannot be fulfilled or satisfied prior to July 31, 2002;

          (d)  by the Company if it shall have determined that one or more conditions set forth in Section 7.2 cannot be fulfilled or satisfied prior to July 31, 2002;

          (e)  by the Purchasers Representative on any day on or after July 31, 2002 (or by such later date as shall be mutually agreed to by the Purchasers Representative and the Company in writing), unless the Closing has not occurred due to a material failure of the Purchasers to perform or observe their agreements as set forth in this Agreement required to be performed or observed by their on or before the Closing Date;

          (f)    by the Company on any day on or after July 31, 2002 (or by such later date as shall be mutually agreed to by the Purchasers Representative and the Company in writing), unless the Closing has not occurred due to a material failure of the Company to perform or observe their agreements as set forth in this Agreement required to be performed or observed by them on or before the Closing Date; and

          (g)  by the Purchasers Representative pursuant to Section 3.23 hereof if it shall have decided, in its sole discretion, to reject the Final Disclosure Schedule or the Updated Disclosure Schedule.

        Section 9.2    Effect of Termination or Breach.    If this Agreement is terminated in accordance with Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for this Section 9.2 and for the provisions of Sections 1.3, 6.10, 9.3, 10.1, 10.4, 10.8 and 10.9 (which shall survive), and (ii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

        Section 9.3    Break-up Fee.    If prior to the end of the Exclusivity Period or within 60 days thereafter (the "Tail"), the Company enters into a definitive agreement (or a non-binding letter of intent or similar agreement that leads to a definitive agreement) with any Person (other than the Purchasers Representative or its Affiliates) to effect Another Transaction or a Division Sale, then in addition to any other liability the Company may have under this Agreement or at law, the Company shall pay the Purchasers Representative the "Break-up Fee". The amount of such Break-up Fee shall be determined as follows: (i) in the event that (A) the Closing does not occur because the conditions set forth in Section 7.1(e) or 7.1(t) cannot be satisfied before July 31, 2002 (as acknowledged in good faith by the Purchasers Representative in writing within five days of written request by the Company prior to the end of the Exclusivity Period), (B) the Company has not received a written or oral offer during the Exclusivity Period that in any way leads to a definitive agreement with any Person (other than the Purchasers Representative or its Affiliates), (C) the Company has not breached any provision of Section 5.5 hereof and (D) the Company signs a definitive agreement for Another Transaction or Division Sale on or after the 31st day but on or prior to the 60th day after the expiration of the Exclusivity Period, then the Break-up Fee shall be $250,000; and (ii) in all other events, the Break-up Fee shall be $1,000,000. The Break-up Fee shall be due upon the closing of Another Transaction or a Division Sale. This provision shall not limit any party's right to include expenses in any claim for damages against any other party who breaches any legally binding provision of this Agreement.

ARTICLE X
MISCELLANEOUS

        Section 10.1    Expenses.    The Company shall be required to periodically reimburse the Purchasers Representative for all out-of-pocket expenses as paid or incurred by or on behalf of the Purchasers Representative through the termination of the Exclusivity Period, including expenses incurred on or before the date hereof, in connection with conducting due diligence investigations and negotiating this Agreement and the other Transaction Documents, including without limitation, out-of-pocket costs for travel and lodging and reasonable fees and expenses of attorneys, accountants, consultants (including those of Kenneth Dabrowski and his associates) and other representatives. The Purchasers Representative may request that the Company pay certain accounting and other due diligence related professional fees and expenses directly. After the Closing, the Company agrees to reimburse the Purchasers Representative for all reasonable fees and expenses (including reasonable legal fees) incurred in connection with any future amendment to, waiver of or the enforcement by the Purchasers Representative of any of the Purchasers' rights arising under this Agreement or any of the Transaction Documents, or in connection with the review of any proxy statement prepared in connection with any meeting of the Company's stockholders at which the Company shall seek to obtain the Stockholder Approval.

        Section 10.2    Closing Fee and Management Services Agreement.    On the Closing Date, in consideration for the services American Industrial Partners (an Affiliate of the Purchasers Representative) and its Affiliates performed in structuring and arranging the transactions contemplated by this Agreement and the Transaction Documents, the Company shall pay to American Industrial Partners (or an Affiliate) a transaction fee in an amount equal to $750,000 (the "Closing Fee"), by wire transfer of immediately available funds. In addition, the Company shall enter into a Management Services Agreement with American Industrial Partners (or an Affiliate) in the form attached hereto as Exhibit D.

        Section 10.3    Consent to Amendments.    This Agreement may not be amended, modified or supplemented, except by a written instrument signed by the Company and the Purchasers Representative.

        Section 10.4    Successors and Assigns.    Prior to the Closing, except as otherwise expressly provided herein, none of the parties may assign this Agreement or the rights or obligations under this Agreement, except with the prior written consent of the Company and the Purchasers Representative; provided, however that each of the Purchasers (and their permitted assigns) may assign this Agreement or their rights or obligations hereunder prior to the Closing to any Affiliate that certifies to the Company that the representations and warranties set forth in Article IV are true and correct as to such Affiliate. After the Closing, subject to compliance with applicable securities laws, the Stockholders Agreement and any other binding legal or contractual restrictions, the Purchasers (and their permitted assigns) may assign and transfer their Shares, and, whether or not any express assignment has been made, those provisions of this Agreement which are for the Purchasers' benefit as purchasers or holders of Shares shall also be for the benefit of, and enforceable by, any subsequent holder of such Shares. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

        Section 10.5    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        Section 10.6    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

        Section 10.7    Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. The singular includes the plural, and the plural includes the singular. All pronouns refer to the masculine, feminine or neuter, as the context may require.

        Section 10.8    Governing Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto (including the Disclosure Schedule) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

        Section 10.9    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) on the day following the date on which the same shall have been sent to the recipient by reputable overnight courier service (charges prepaid), (c) when delivered via facsimile (with appropriate confirmation of receipt and a copy delivered via certified or registered mail in accordance with this Section), or (d) on the third day following the date on which the same shall have been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchasers and to the Company at the addresses indicated below:

  If to the Purchasers Representative or to the Purchasers prior to the Closing:

  c/o American Industrial Partners
  551 Fifth Avenue, Suite 3800
  New York, NY 10176
  Facsimile: 212-986-5099
  Attention: Kirk Ferguson

  with a copy (which shall not constitute notice) to:

  Kirkland & Ellis
  655 Fifteenth Street, N.Y.
  Washington, DC 20005
  Facsimile: 202-879-5200
  Attention: Michael T. Edsall and Robert G. Marks

  If to the Company:

  Williams Controls, Inc.
  14100 SW 72nd Avenue
  Portland, OR 97224
  Facsimile: 503-624-3812
  Attention: Dennis Bunday

  with a copy (which shall not constitute notice) to:

  Davis Wright Tremaine LLP
  1300 S.W. Fifth Avenue, Suite 2300
  Portland, OR 97201
  Facsimile: (503) 778-5299
  Attention: James C. Waggoner

  If to any Purchaser after the Closing:

  at the address on the Company's books and records

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

        Section 10.10    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        Section 10.11    Entire Agreement.    This Agreement (including the Disclosure Schedule and the exhibits attached hereto) and the Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

[SIGNATURE PAGES FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Series B Preferred Stock Purchase Agreement on the date first written above.

COMPANY:
WILLIAMS CONTROLS, INC.
By:	Name: Title:

PURCHASERS REPRESENTATIVE:
AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND III, L.P.
By:	American Industrial Partners III, L.P.
Its:	General Partner
By:	American Industrial Partners III Corporation
Its:	General Partner
By:	Name: Kirk R. Ferguson Title: Authorized Person
By:	Name: Nathan L. Belden Title: Authorized Person

PURCHASER:
AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND III, L.P.
By:	American Industrial Partners III, L.P.
Its:	General Partner
By:	American Industrial Partners III Corporation
Its:	General Partner
By:	Name: Kirk R. Ferguson Title: Authorized Person
By:	Name: Nathan L. Belden Title: Authorized Person

EXHIBIT A

FORM OF JOINDER TO
SERIES B PREFERRED STOCK PURCHASE AGREEMENT

        This Joinder (this "Joinder") is made as of the date written below by the undersigned (the "Joining Party") in favor of and for the benefit of Williams Controls, Inc. and the other parties to the Series B Preferred Stock Purchase Agreement, dated as of May 31, 2002 (the "Purchase Agreement"). Capitalized terms used but not defined herein shall have the meanings given such terms in the Purchase Agreement.

        The Joining Party hereby acknowledges, agrees and confirms that, by his, her or its execution of this Joinder, the Joining Party (a) shall, subject to the terms and conditions of the Purchase Agreement, purchase              Shares for $             at the Closing, (b) agrees to be bound by all of the terms and conditions of the Purchase Agreement as if he, she or it were an original party thereto as a Purchaser, and (c) shall be treated as having been a party to the Purchaser Agreement as of May 31, 2002.

        The Joining Party hereby represents and warrants that he, she or it is a resident of the State of                         .

        IN WITNESS WHEREOF, the undersigned has executed this Joinder as a Purchaser as of the date written below.

Date:
NAME:
ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE
COMPANY:
WILLIAMS CONTROLS, INC.
By:	Name: Title:
PURCHASERS REPRESENTATIVE:
AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND III, L.P.
By:	American Industrial Partners III, L.P.
Its:	General Partner
By:	American Industrial Partners III Corporation
Its:	General Partner
By:
Name:	Kirk R. Ferguson
Title:	Authorized Person
By:
Name:	Nathan L. Belden
Title:	Authorized Person

EXHIBIT D

FORM OF MANAGEMENT SERVICES AGREEMENT

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION OF THE
PREFERRED STOCK

Certificate to Provide for the Designation, Preferences,
Rights, Qualifications, Limitations or
Restrictions Thereof, of the Series A-1 Preferred Stock,
Non-Redeemable Convertible Series

        Williams Controls, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, and by the provisions of Section 151 of The General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution:

  RESOLVED, there is hereby created a series of preferred stock, $.01 par value, of the Corporation, consisting of 80,000 shares of the authorized, but unissued preferred stock and designated the "Series A-1 Preferred Stock" (hereinafter referred to as the "Series A-1"); and that to the extent that the terms, relative rights, preferences, qualifications and limitations of the Series A-1 are not fixed and determined by the Certificate of Incorporation of the Corporation, as amended, they hereby are fixed and determined as set forth in Attachment A attached hereto.

I, being the duly authorized officer of the Corporation, do hereby certify under penalty of perjury that the foregoing resolution amending the Williams Controls, Inc. Certificate of Incorporation to provide for the designation, preferences, rights, qualifications, limitations or restrictions thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series is the act and deed of the Corporation and that the facts stated herein are true and, accordingly, have hereunto set my hand this             day of                        , 2002.

/s/

Williams Controls, Inc.

Certificate to Provide for the Designation, Preferences,
Rights, Qualifications, Limitations or Restrictions Thereof,
of the Series A-1 Preferred Stock,
Non-Redeemable Convertible Series

SECTION 1. DESIGNATION, PAR VALUE AND NUMBER. 80,000 shares of authorized preferred stock of the Corporation are hereby constituted as a series of preferred stock, having a par value of $0.01 per share, designated as "Series A-1 Preferred Stock, Non-Redeemable Convertible Series" hereinafter called "Series A-1". In accordance with the terms hereof, each share of Series A-1 shall have the same relative rights as and be identical in all respects with each other share of Series A-1.

SECTION 2. DIVIDENDS

        (a)    Dividends.    When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of shares of Series A-1 as provided in this Section 2. Cumulative preferential dividends on each share of Series A-1 shall accrue on a daily basis on the sum of $100 from and including the date of issuance of such share to and including September 30, 2002 at rate sufficient to cause [Dollar amount of accrued and unpaid dividends on the Series A as of the Funding Date] of dividends to have accrued on each share of Series A-1 as of September 30, 2002. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. Except as provided in Section 2(b), no dividends shall accrue on the Series A-1 after September 30, 2002.

        (b)    Participating Dividends.    In the event that the Corporation declares or pays any dividends upon the Common Stock (as defined below) (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series A-1 at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A-1 had all of the outstanding Series A-1 been converted pursuant to Section 4 immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. "Common Stock" means, collectively, the Corporation's Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

        (c)    Distribution of Partial Dividend Payments.    Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A-1, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares held by each such holder.

SECTION 3. PRIORITY. All shares of the Series A-1 shall rank on a parity with each other, shall be senior to all classes of Common Stock and the Corporation's Series A Preferred Stock, 7 1/2% Redeemable Convertible Series (the "Series A") and shall be subordinate to the Corporation's Series B Preferred Stock, 15% Redeemable Convertible Series (the "Series B") and each other class or series of preferred stock of the Corporation hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks on parity with or subordinate to the Series A-1, in all cases as to the payment of dividends (other than as set forth in Section 2(b)) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

SECTION 4. VOLUNTARY CONVERSION RIGHTS.

        (a)    Voluntary Conversion.    Each holder of shares of Series A-1 shall have the right at any time from time to time after the first to occur of (i) the third anniversary (the "Third Anniversary") of the date (the "Funding Date") that the closing of the transactions contemplated by that certain Series B Preferred Stock Purchase Agreement, by and among the Corporation and certain investors, occurs, and (ii) a Change of Control (as defined below), at the holder's option, to convert all or any portion of such holder's shares of Series A-1 into a number of validly issued, fully paid and non-assessable shares of Conversion Stock (as defined below) of the Corporation computed by multiplying the number of shares to be converted by the sum of $100 per share plus accrued and unpaid dividends on such share (the "Liquidation Preference"), and dividing the result by the Voluntary Conversion Price (as defined below) in effect at the time of conversion; provided, however, that holders of shares of Series A-1 may convert their shares pursuant to this Section 4 prior to the first to occur of the Third Anniversary and a Change of Control only if the average of the closing bid price of the Conversion Stock as listed on the over the counter bulletin board (the "OTC Bulletin Board") or wherever the Corporation's Conversion Stock then trades for at least twelve of the last thirteen consecutive weeks prior to the date of voluntary conversion, shall be greater than or equal to $1.00 per share. The initial Voluntary Conversion Price is $.66. The "Voluntary Conversion Price" means the initial Voluntary Conversion Price as adjusted from time to time pursuant to Section 6. "Change of Control" means the occurrence of a transaction, whether in a single transaction or series of related transactions, pursuant to which a person or group of related persons (A) acquires, whether by merger, stock purchase, recapitalization, redemption, issuance of capital stock or otherwise, more than fifty percent of the shares of Common Stock outstanding on a "fully diluted basis", or (B) acquires assets constituting all or substantially all of the assets of the Corporation and its subsidiaries. "Fully diluted basis" means, as of any date of determination, the number of shares of Common Stock outstanding plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities exercisable for or convertible or exchangeable into Common Stock. "Conversion Stock" means shares of the Corporation's Common Stock, par value $.01 per share; provided, that if there is a change such that the securities issuable upon conversion of the Series A-1 are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series A-1 if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

        (b)    Method of Voluntary Conversion.    In order to voluntarily convert shares of the Series A-1 into Conversion Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed in blank at the principal office of the Corporation or its transfer agent, if any, or at such other office or offices, located in the United States as the Board of Directors may designate by written notice to all holders of Series A-1 shares, and give written notice to the Corporation at said office that the holder elects to convert said shares of Series A-1. Shares of the Series A-1 shall be deemed to have been converted as of the date (hereinafter called the "Conversion Date") of receipt by the Corporation of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock on such date.

        (c)    Deliveries.    As soon as practicable on or after the Conversion Date but in no event more than five business days thereafter, the Corporation will deliver by Federal Express or other nationally recognized overnight delivery service to the address of the holders who submitted the Series A-1 for conversion: (i) a certificate or certificates for the number of full shares of Conversion Stock issuable

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upon such conversion in such name or names and such denomination or denominations as the converting holder has specified, (ii) payment of the amount payable under Section 7(e) with respect to such conversion, and (iii) a certificate representing any shares of Series A-1 which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

SECTION 5. FORCED CONVERSION RIGHTS. The Corporation shall have the right in its sole discretion to force conversion of all of the shares of Series A-1 into a number of validly issued, fully paid and non-assessable shares of Conversion Stock of the Corporation computed by multiplying the number of shares to be converted by the amount of the Liquidation Preference thereof and dividing the result by the Forced Conversion Price (as defined below) in effect at the time of conversion at any time (a) after the Third Anniversary, or (b) in connection with a Change of Control, in each case so long as both on the day that notice of forced conversion is given (the "Forced Conversion Notice Date") and on the Forced Conversion Date (as defined below) the Conversion Stock has been registered pursuant to the Securities Act of 1933, as amended, and such registration is then currently in effect; provided, however, that in the event of a forced conversion in connection with a Change of Control, the Corporation shall have the right in its sole discretion to force conversion of the Liquidation Preference of all shares of Series A-1 into a number of shares of Conversion Stock at a conversion price equal to the lesser of (i) the Conversion Price then in effect, and (ii) the price per share of Conversion Stock as valued in the Change of Control (which value shall not be subject to reduction for any escrow or other expenses payable by the holders of the Conversion Stock under the terms of the event underlying the Change of Control). The initial Forced Conversion Price is $0.66. The "Forced Conversion Price" means the initial Forced Conversion Price as adjusted from time to time pursuant to Section 6 below. The Corporation has the forced conversion right after the Third Anniversary described above in clause (a) of this Section 5 (as opposed to the forced conversion right in connection with a Change of Control described above in clause (b), in which case the following restrictions do not apply) only if the average weekly closing bid price of the Conversion Stock as listed on the OTC Bulletin Board or wherever the Corporation's Conversion Stock then trades shall be greater than or equal to the Forced Conversion Price for a period of at least twelve out of thirteen consecutive weeks ending no more than ten days prior to the Forced Conversion Notice Date. Any notice of forced conversion must be given to all holders no less than fifteen days nor more than forty-five days prior to the date set forth for conversion (the "Forced Conversion Date").

SECTION 6. ANTI-DILUTION ADJUSTMENTS. For purposes of this Section 6, the Voluntary Conversion Price, the Forced Conversion Price and the Mandatory Conversion Price shall be collectively referred to as the "Conversion Price." The Conversion Price shall be adjusted as follows:

        (a)    Amendment to the Certificate of Incorporation.    In the case of any amendment to the Certificate of Incorporation of the Corporation to change the designation of the Conversion Stock or the rights, privileges, restrictions or conditions in respect to the Conversion Stock or division of the Conversion Stock, the Series A-1 shall be adjusted so as to provide that upon conversion thereof the holder shall receive, in lieu of shares of Conversion Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by such holder had such holder converted such holder's shares of Series A-1 into Conversion Stock in accordance with Section 4 immediately prior to such designation, change or division. The Series A-1 shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(a) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

        (b)    Stock Splits; Stock Dividends.    If the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the

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Conversion Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

        (c)    Issuance of Additional Securities.    In case the Corporation shall issue or otherwise sell or distribute shares of Common Stock, or in accordance with Section 6(d) or 6(e) is deemed to have issued or otherwise sold or distributed any shares of Common Stock, for a consideration per share in cash or property at a price less than the then effective Conversion Price, the Conversion Price then in effect shall automatically be reduced by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Directors including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) would purchase at the then Conversion Price per share, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such issuance, sale or distribution. For the purposes of this clause (c), the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable upon conversion of the Series A, the Series A-1, the Series B and any other securities or other rights convertible into Common Stock then outstanding.

        (d)    Issuance of Options, Warrants or Other Rights to Acquire Common Stock.    If the Corporation in any manner grants or sells any options, warrants or other rights to acquire Common Stock and the price per share for which Common Stock is issuable upon the exercise of such options, warrants or other rights or upon conversion or exchange of any convertible securities issuable upon exercise of such options, warrants or other rights is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such options, warrants or rights, then the total maximum number of shares of Common Stock issuable upon the exercise of such options, warrants or rights or upon conversion or exchange of the total maximum amount of such convertible securities issuable upon the exercise of such options, warrants or rights shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such options, warrants or rights for such price per share. For purposes of this clause (d), the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such options, warrants or rights, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such options, warrants or rights, plus in the case of such options, warrants and rights which relate to convertible securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such convertible securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such options, warrants or rights or upon the conversion or exchange of all such convertible securities issuable upon the exercise of such options, warrants and rights. No further adjustment of the Conversion Price shall be made when convertible securities are actually issued upon the exercise of such options, warrants and rights or when Common Stock is actually issued upon the exercise of such options, warrants and rights or the conversion or exchange of such convertible securities.

        (e)    Issuance of Securities Convertible or Exchangeable into Common Stock.    If the Corporation in any manner issues or sells any convertible securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such convertible securities shall be deemed to be outstanding and to

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have been issued and sold by the Corporation at the time of the issuance or sale of such convertible securities for such price per share. For the purposes of this clause (e), the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any options, warrants and rights for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

        (f)    Change in Option Price or Conversion Rate; Expiration.    If the purchase price provided for in any options, warrants or rights to acquire Common Stock, the additional consideration, if any, payable upon the conversion or exchange of any convertible securities or the rate at which any convertible securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such options, warrants, rights to acquire Common Stock or convertible securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. Upon the expiration of any options, warrants or rights to acquire Common Stock for which an adjustment to the Conversion Price had been made, the Conversion Price in effect at the time of such expiration shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such options, warrants or rights to acquire Common Stock been exercisable only for the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights to acquire Common Stock. Notwithstanding the foregoing, no adjustment under this clause (f) shall at any time cause the Conversion Price hereunder to be increased to an amount which exceeds the Conversion Price in effect on the applicable original adjustment date.

        (g)    Treasury Shares.    The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any subsidiary thereof, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

        (h)    Certain Events.    If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions, then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A-1; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series A-1.

        (i)    Exception.    Notwithstanding anything herein to the contrary, no adjustment shall be made to the Conversion Price pursuant to this Section 6 upon the exercise of any options, warrants or other rights to purchase Common Stock outstanding as of the Funding Date, upon the issuance of any dividends on securities outstanding as of the Funding Date, or upon conversion of the Series A, the Series A-1, the Series B or any securities or other rights convertible into Common Stock, which options, warrants, securities or other rights were outstanding as of the Funding Date. Notwithstanding anything herein to the contrary, no adjustment shall be made to the Conversion Price pursuant to this Section 6 for (i) any options, warrants or other rights to purchase Common Stock granted to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors, or (ii) securities issued in connection with the acquisition by the

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Corporation of another business entity or majority ownership thereof approved by the Board of Directors.

SECTION 7. ADDITIONAL CONVERSION MATTERS.

        (a)    Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.    Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Conversion Stock are entitled to receive (either directly or upon subsequent liquidation) with respect to or in exchange for Conversion Stock, shares of the Corporation's stock or other securities (other than shares of Conversion Stock and other than securities for which an adjustment is otherwise provided in Section 6), stock or other securities of other persons, assets (excluding cash dividends) or options, warrants or rights (excluding options and warrants to purchase and rights to subscribe for Conversion Stock or other securities of the Corporation convertible into or exchangeable for Conversion Stock), is referred to herein as an "Organic Change". Unless shares of Series A-1 are converted to Conversion Stock prior to an Organic Change, then prior to the consummation of any such Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A-1 then outstanding) to ensure that each of the holders of Series A-1 shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A-1, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A-1 immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A-1 Preferred then outstanding) to insure that the provisions of this Certificate of Designation shall thereafter be applicable to the Series A-1 (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Conversion Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A-1, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A-1 then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For clarification purposes only, nothing in this Section 7(a) shall terminate the right of a holder of Series A-1 to convert such holder's shares pursuant to Section 4.

        (b)    Record of Conversion Price.    Whenever the shares of Common Stock or other types of securities or assets receivable upon conversion of the Series A-1 shall be adjusted as provided in Section 6, the Corporation shall forthwith obtain and file with its corporate records a certificate or letter from a firm of independent public accountants of recognized standing (which may be the Corporation's then independent certified public accountants) setting forth the computation and the adjusted number of shares of Common Stock or other securities or assets resulting from such adjustments, and a copy of such certificate or letter shall be mailed to the holders hereof. Any such certificate or letter shall be conclusive evidence as to the correctness of the adjustment or adjustments referred to therein and shall be available for inspection by any holders of the Series A-1 on any day during normal business hours.

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        (c)    Notice:

    (i)
    Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A-1, setting forth in reasonable detail and certifying the calculation of such adjustment.

    (ii)
    The Corporation shall give written notice to all holders of Series A-1 at least 20 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation..

    (iii)
    The Corporation shall also give written notice to the holders of Series A-1 at least 20 days prior to the date on which any Organic Change shall take place.

        (d)    Reservation of Shares.    The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series A-1, the full number of shares of Common Stock then deliverable upon the conversion of all shares of the Series A-1 then outstanding.

        (e)    Fractional Shares.    No fractional shares of Common Stock are to be issued upon conversion. The Corporation shall pay a cash adjustment out of surplus in respect to any fraction of a share which would otherwise be issuable, in an amount equal to the fair market value of the Common Stock which shall be the same fraction of the last price per share at which the Common Stock was sold on any principal stock exchange on which such stock is then listed or admitted to trading, prior to the opening of business on the conversion date, or if no sale of such stock takes place on such day on such exchange, the average of the closing bid and asked prices on such day as officially quoted on such exchange, or if such stock shall not at the time be listed or admitted to trading on any stock exchange, the average of the last bid and asked prices for such stock on such day in the OTC Bulletin Board prior to the opening of business on the conversion date, or, if the Common Stock is not then included in the OTC Bulletin Board, as furnished by the National Quotation Bureau, Inc. or if such firm is not at the time engaged in the business of reporting such prices, as furnished by any firm then engaged in such business or by any member of the National Association of Securities Dealers, Inc., selected by the Corporation. If the Common Stock is not then publicly traded, fair market value shall be determined in good faith by the Corporation's Board of Directors.

        (f)    Transfer Taxes.    The Corporation will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series A-1 pursuant hereto.

        (g)    Status of Common Stock.    All Common Stock that may be issued upon conversion of the Series A-1 will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

        (h)    Close of Books.    The Corporation shall not close its books against the transfer of Series A-1 or of Conversion Stock issued or issuable upon conversion of Series A-1 in any manner which interferes with the timely conversion of Series A-1. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

SECTION 8. VOTING.

        (a)    Election of Directors.    In the election of directors of the Corporation, the holders of the Series A-1, voting together with the holders of the Common Stock and the holders of the Series A as a single class, with each share of Common Stock entitled to one vote, each share of Series A entitled to

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one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred Stock, 7 1/2% Redeemable Convertible Series and each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 hereof, in all cases as of the record date of such vote or, if no record date is specified, as of the date of such vote, shall be entitled to elect one less than a majority of the directors (or two less than a majority if there are an even number of directors) to serve on the Corporation's Board of Directors, until such director's successors are duly elected by the holders of the Common Stock, the Series A and the Series A-1 or are removed from office by the holders of the Common Stock, the Series A and the Series A-1.

        (b)    Voting as a Separate Class.    The Corporation shall not, without the consent of the holders of at least a majority of the shares of the Series A-1 then outstanding, voting as a separate class to the exclusion of all other classes, amend, alter, change, or repeal any of the express terms of the Series A-1.

        (c)    Other Voting Rights.    The holders of the Series A-1 shall be entitled to vote on all matters, other than those described above in clause (a) or (b) of this Section 8, in which holders of Common Stock, Series A and Series B are entitled to vote, voting together with holders of the Common Stock, the Series A and the Series B as a single class with (i) each share of Common Stock entitled to one vote, (ii) each share of Series A-1 entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 hereof, (iii) each share of Series A entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred Stock, 7 1/2% Non-Redeemable Convertible Series, and (iv) each share of Series B entitled to one vote for each share of Common Stock issuable upon conversion pursuant to Section 4 of that certain Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series, in all cases as of the record date of such vote or, if no record date is specified, as of the date of such vote. The holders of the Series A-1 shall be entitled to receive all communications sent by the Corporation to the holders of Common Stock.

        (d)  Except as provided in Section 8(b) or by Delaware law, holders of shares of the Series A-1 shall not be entitled to vote as a separate class.

SECTION 9. LIQUIDATION.

        (a)    Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (hereinafter collectively called "liquidation"), before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of shares of Series A, Common Stock, or of any other equity security of the Corporation subordinate to the Series A-1 as provided in Section 3 hereof, each holder of a share of the Series A-1 shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, the higher of (i) a preferential payment in an amount equal to the Liquidation Preference thereof, and (ii) the value of the Common Stock issuable upon conversion of the Series A-1 had all of the outstanding Series A-1 been converted immediately prior to liquidation.

        (b)    Proportional Rights.    In the event the amount available for distribution as liquidation preference payments to holders of the Series A-1 and any other stock ranking on a parity therewith is insufficient to pay the full amount of their respective preferences, such amount shall be divided among and paid to such holders ratably in proportion to the respective amounts which would be payable to such holders if their respective liquidation preferences were to be paid in full.

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        (c)    Insufficient Funds.    In the event any liquidation preference payment to be made on the shares of the Series A-1 shall amount in the aggregate to less than the Liquidation Preference thereof, the Corporation in its discretion may require the surrender of certificates for shares of the Series A-1 and issue a replacement certificate or certificates, or it may require the certificates evidencing the shares in respect of which such payments are to be made to be presented to the Corporation, or its agent, for notation thereon of the amounts of the liquidation preference payments made in respect of such shares. In the event a certificate for shares of the Series A-1 on which payment of one or more partial liquidation preferences has been made is presented for exchange or transfer shall bear an appropriate notation as to the aggregate amount of liquidation preference payments theretofore made in respect thereof.

        (d)    Merger or Sale.    Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 9.

SECTION 10. REPLACEMENT CERTIFICATES.

        (a)    Mutilated Certificate.    If any mutilated certificate of Series A-1 is surrendered to the Corporation, the Corporation shall execute and deliver in exchange therefor a new certificate for Series A-1 of like tenor and principal amount, bearing a number not contemporaneously outstanding.

        (b)    Destroyed, Lost or Stolen Certificate.    If there is delivered to the Corporation (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate of Series A-1 and (ii) such reasonable security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Corporation that such certificate of Series A-1 has been acquired by a bona fide purchaser, the Corporation shall execute and deliver in lieu of any such destroyed, lost or stolen certificate of Series A-1, a new certificate of Series A-1 of like tenor and principal amount and bearing a number not contemporaneously outstanding.

        (c)    Status of New Certificate.    Upon the issuance of any new certificate of Series A-1 under this Section 11, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new certificate of Series A-1 issued pursuant to this Section 11 in lieu of any destroyed, lost or stolen certificate of Series A-1, shall constitute an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen certificate of Series A-1 shall be at any time enforceable by anyone. Any new certificate for Series A-1 delivered pursuant to this Section 11 shall be so dated that neither gain nor loss in interest shall result from such exchange. The provisions of this Section 11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen certificate of Series A-1.

SECTION 11. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of a majority of the shares of Series A-1 outstanding at the time such action is taken.

SECTION 12. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and

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(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

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MANAGEMENT SERVICES AGREEMENT

        MANAGEMENT SERVICES AGREEMENT, as of                        , 2002, among Williams Controls, Inc., a Delaware corporation (the "Company"), and American Industrial Partners, a Delaware general partnership (collectively with any designee, the "Advisor"). Capitalized terms used herein but not defined herein have the meanings assigned thereto in that certain Series B Preferred Stock Purchase Agreement, dated as of May 31, 2002, by and among the Company, American Industrial Partners Capital Fund III, L.P. ("AIP III") and the other purchasers named therein (the "Stock Purchase Agreement").

        The Company desires for Advisor to provide certain ongoing management and advisory services to the Company and its subsidiaries, and Advisor is willing to provide such services subject to the terms and conditions contained herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Services.    During the term of this Agreement, Advisor shall provide such advisory and management services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request and Advisor shall agree to provide from time to time. The Company agrees that Advisor shall have the right, but not the obligation, to act as sole advisor to the Company and its subsidiaries with respect to significant business transactions. Such services shall be performed at Advisor's offices or at such other locations as Advisor shall reasonably determine.

        Section 2.    Compensation.    In consideration of the services previously provided and to be provided in accordance with Section 1, the Company agrees to pay to Advisor:

  (i)
  an advisory fee of $750,000 by wire transfer of immediately available funds on the date hereof;

  (ii)
  an annual management fee ("Annual Fee"), payable in quarterly installments in advance on January 1, April 1, July 1 and October 1 (or the next succeeding business day, if such day is not a business day) of each year, commencing July 1, 2002, equal to the greater of (x) 3% of the sum of (a) the principal amount of any Preferred Stock issued to AIP III or any of its affiliates plus (b) any debt outstanding of the Company or its subsidiaries as of the first day of the applicable quarterly payment period which is guaranteed by AIP III or any of affiliates, and (y) $400,000; provided, that the Annual Fee shall be reduced by 50% beginning the first day of any quarterly period following the conversion of all shares of AIP III's Preferred Stock into the Company's Common Stock; and

  (iii)
  advisory and/or structuring fees in connection with significant business transactions of the Company (including, without limitation, acquisitions, investments and financings) (collectively, each a "Transaction") in amounts comparable for similarly situated companies.

        Section 3.    Refinancing.    In the event that (i) the Company's senior credit facility in place at the Closing matures within 24 months of Closing and the Company is unable to refinance or extend such credit facility prior to such maturity (a "Refinancing"), and (ii) the sum of the Company's pre-tax net income, plus interest expense, plus depreciation and amortization for the 12 month period ending on the last date of the last month at issue exceeds $10,000,000, then, at the Company's option, only $300,000 of the Annual Fee for each fiscal year beginning thereafter shall be paid in cash, and the remaining portion of the Annual Fee (i) shall be payable immediately prior to a Refinancing of such credit facility and (ii) shall be treated in accordance with the provisions set forth in clauses (a) and (b) of Section 9.

        Section 4.    Reimbursement.    Advisor and its affiliates shall be entitled to reimbursement of all reasonable out-of-pocket expenses (including travel, consultant and legal expenses) incurred in connection with the performance of this Agreement (other than salary expenses and associated overhead charges). The Company agrees to pay such amounts promptly, in no event later than 30 days of request therefor.

        Section 5.    Indemnity; No Liability.    In consideration of the execution and delivery of this Agreement by Advisor, the Company hereby agrees to indemnify, exonerate and hold each of Advisor and its affiliates, and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the "Indemnitees") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement or the transactions contemplated hereby or thereby, and will reimburse each Indemnitee for all Indemnified Liabilities as they are incurred (and in no event later than 30 days after requested), except for any such Indemnified Liabilities arising solely on account of such Indemnitee's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnitees shall be liable to the Company or any of their affiliates for any act or omission suffered or taken by such Indemnitee that is not finally judicially determined to constitute gross negligence or willful misconduct. The Company shall not, without the prior written consent of the Advisor, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination includes a full, complete and unconditional release of each Indemnitee for any liabilities arising out of such action, claim, suit or proceeding.

        Section 6.    Independent Contractor; No Joint Venture; Not Broker/Dealer, Securities Underwriter or Placement Agent.    The Advisor is performing services hereunder as an independent contractor (and not as an agent, representative or employee of the Company), and the Advisor is not and shall not be deemed to be a co-venturer with, or partner of, the Company in any respect. The parties acknowledge that Advisor is not a broker/dealer, securities underwriter or placement agent and, accordingly, if a Transaction consists of a public or private offering or other placement of securities, Advisor shall have the right to act as a financial advisor pursuant to Section 2(iii), and such investment banking firm(s) as the Company's Board of Directors may select shall be engaged as underwriter(s) or placement agent(s).

        Section 7.    Governing Law; Submission to Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

        Section 8.    Termination.    This Agreement may be terminated by Advisor at any time by written notice to the Company. In addition, this Agreement will terminate automatically as of the earlier of (a) the seventh (7th) anniversary of the date of this Agreement and (b) the end of the fiscal year in which AIP III and its affiliates own, directly or indirectly, less than five million shares of the Common Stock of the Company on a fully diluted basis (as such number is adjusted for stock splits, stock dividends and similar events). Notwithstanding the foregoing, this Agreement shall always remain in effect to the extent that any money is owed under Sections 2, 3, 4 or 5 hereof, and Sections 5, 7 and 11 hereof shall survive the termination of this Agreement.

        Section 9.    Payment Default.    In the event that the Company is in payment default with respect to any amounts due the Advisor under this Agreement (after expiration of a 7 day grace period from the date due), such amounts (a) shall accrue interest daily at a rate equal to the greater of (x) 15% per annum, and (y) the dividend rate on the Preferred Stock in effect as of the due date (in each case, compounding quarterly), and (b) shall be paid in full prior to any payments being made to any class or series of preferred stock.

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        Section 10.    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties. No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

        Section 11.    No Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided that Advisor may assign all of its rights and obligations hereunder to any affiliate of Advisor without the consent of the Company; and provided, further, that Advisor may assign any or all of its rights hereunder, without the consent of the Company (i) to any lender providing financing to Advisor or its affiliates and (ii) in connection with any sale of all or substantially all of the assets, capital stock or business of Advisor or the Company (whether effected by sale, exchange, merger, consolidation or other transaction).

        Section 12.    Binding Effect.    In the event of assignment of this Agreement pursuant to Section 11 hereunder, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

        Section 13.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by reputable overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

  If to the Advisor:

    c/o American Industrial Partners
    551 Fifth Avenue, Suite 3800
    New York, NY 10176
    Telecopy: 212-986-5099
    Telephone: 212-983-1399
    Attention: Kirk Ferguson

  with a copy to:

    Kirkland & Ellis
    655 Fifteenth Street, N.W.
    Suite 1200
    Washington, D.C. 20005
    Telecopy: (202) 879-5200
    Telephone: (202) 879-5127
    Attention: Robert G. Marks

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  If to the Company:

    Williams Controls, Inc.
    14100 SW 72nd Avenue
    Portland, OR 97224
    Telecopy: (503) 624-3812
    Telephone: (503) 670-3307
    Attention: Dennis E. Bunday

        or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. Notices will be deemed to have been given hereunder when delivered personally, five days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service.

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        IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement on the date first written above.

WILLIAMS CONTROLS, INC.
By:	Name: Title:
AMERICAN INDUSTRIAL PARTNERS
By:	Name: Title:
By:	Name: Title:

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SERIES B PREFERRED STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS
ARTICLE I PURCHASE AND SALE; CLOSING; PURCHASERS REPRESENTATIVE
ARTICLE II DEFINITIONS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
ARTICLE V PRE-CLOSING COVENANTS
ARTICLE VI POST-CLOSING COVENANTS
ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE
ARTICLE VIII REMEDIES FOR BREACHES OF THIS AGREEMENT
ARTICLE IX TERMINATION
ARTICLE X MISCELLANEOUS
FORM OF JOINDER TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT
FORM OF MANAGEMENT SERVICES AGREEMENT
FORM OF CERTIFICATE OF DESIGNATION OF THE PREFERRED STOCK